                                                                     Exhibit 2.2


                  SUBSCRIBER PURCHASE AND LOCK-UP AGREEMENT BY
         AND BETWEEN GREENHOLD GROUP, INC. AND WORLDWIDE INTERNET, INC.

         THIS SUBSCRIBER PURCHASE AND LOCK-UP AGREEMENT (hereinafter referred to as the "Agreement"), by and between GREENHOLD GROUP, INC., a Florida corporation, and all its subsidiaries and holdings (hereinafter referred to as "GREENHOLD"), and WORLDWIDE INTERNET, INC., a Delaware corporation (hereinafter referred to as "WWI").

         WHEREAS, GREENHOLD and WWI wish to enter into a subscriber purchase agreement under the terms and conditions as hereinafter set forth; and

         WHEREAS, the shareholders of WWI are willing to enter into a lock-up agreement pertaining to the disposition of the shares of common stock they will receive in GREENHOLD as a result of the shares to be exchanged;

         NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein and for other good and valuable consideration, receipt of which is hereby acknowledged, it is mutually agreed by and between the parties to this Agreement as follows:

                       ARTICLE I: PURCHASE OF SUBSCRIBERS

         The manner and basis of purchasing subscribers from WWI by GREENHOLD shall be as follows:

         (1) At the effective date of this Agreement, GREENHOLD will purchase from WWI all subscribers of WWI who subscribed to WWI's Internet services through February 15, 2001. A subscriber shall be defined as any individual or entity that is receiving DSL Internet Access or any type of Internet services from WWI as described in Schedule 1. WWI has represented to GREENHOLD that the total subscribers upon which the value and consideration under this agreement is derived are set forth in Schedule 1 attached hereto and that these subscribers exceed three hundred and twenty (320) in number. If, as of February 15, 2001, the number of subscribers is less than 320, GREENHOLD may adjust this agreement at its sole discretion, using the values set forth in Schedule 1, in which case, WWI will receive reduced compensation. GREENHOLD will not reduce the consideration under this Agreement with respect to any subscriber who has validly subscribed to Internet Services as of February 15, 2001, however, may have canceled the subscription as a result of the transition to GREENHOLD's services. In consideration for the purchase of subscribers from WWI, GREENHOLD will issue 800,000 shares of common stock of GREEENHOLD to WWI and will pay Two Hundred Fifty Thousand ($250,000) to WWI as set forth below:

                  (a) If GREENHOLD does a public offering before March 1, 2001, then GREENHOLD will pay $250,000 in cash to WWI by March 1, 2001; or

                  (b) If GREENHOLD does not do a public offering before March 1, 2001 then GREENHOLD will pay $100,000 in cash to WWI by March 15, 2001 and an additional payment of $150,000 will be made to WWI by GREENHOLD within 15 days after GREENHOLD does the first public offering.

         (2) All shares of GREENHOLD as offered to the stockholders of WWI shall be offered as fully paid and nonassessable shares.

         (3) All shares of GREENHOLD as offered to the stockholders of WWI shall be offered bearing a restrictive legend in substantially the following form:

         No sale, offer to sell, or transfer of the shares represented by this certificate shall be made unless a registration statement under the Federal Securities Act of 1933, as amended, with respect to such shares, is then in effect or an exemption from the registration requirements of said Act is then in fact applicable to said shares.

         (4) All shares of GREENHOLD as offered to WWI shall be further restricted in that WWI will not be permitted to vote as to any matter upon which a shareholder vote is sought or taken among GREENHOLD shareholders if John D. Harris President of GREENHOLD instructs WWI to not cast their vote. This restriction will no longer apply at such time as the total number of issued shares in GREENHNOLD reaches twenty million (20,000,000) or John D Harris, President of GREENHOLD is no longer a stock holder in the company.

                           ARTICLE II: EFFECTIVE TIME

         The effective time of this Agreement shall be such time as

         (1) This Agreement has been executed by the parties hereto; and

         (2) All stockholders of both corporations have executed Exhibit "A" attached hereto and incorporated into this Agreement.

                      ARTICLE III: EFFECT OF SHARE ISSUANCE

         Upon such time as the shares of GREENHOLD have been issued, as provided herein, to the stockholders of WWI, WWI shall continue to exist as a Delaware corporation, however, it will not be a wholly-owned subsidiary of GREENHOLD. GREENHOLD will only be purchasing subscribers and certain listed assets in
Section III of WWI up to February 15, 2001. WWI shall continue to be responsible and liable for all the liabilities and obligations as may have existed at the effective date of this Agreement except that:

         (1) GREENHOLD will assume the operation costs as set forth in Schedule
2.

         (2) GREENHOLD agrees to purchase the following equipment from WWI:

         1.       Two (2) DNS/AUTHENTICATION/WEB Servers ($1,000/each)

         2.       One (1) WEB/DNS/MAIL server for inforel.com ($1,000/each)

         3.       One (1) MAIL Server ($1,000/each)

         4.       One (1) Platypus BILLING server ($1,000/each)

         5.       One (1) SUN WEB Server ($4,300/each)

         GREENHOLD will pay $9,300.00 for the above equipment in cash by no later than January 15, 2001.

         (3) WWI grants GREENHOLD the exclusive right to the domain names "uss.net" and "inforel.com" commencing at the effective date of this agreement for the duration that GREENHOLD is not in default of this Agreement or any portion thereof. WWI shall undertake such steps as may be necessary to transfer rights to GREENHOLD for these domain names when all the provisions of this Agreement have been satisfactorily met.

                         ARTICLE IV: LOCK-UP PROVISIONS

         After the given event that a public offering will be made of GREENHOLD stock, and upon such time as WWI is entitled to receive their shares of GREENHOLD as provided herein, those stockholders hereby agree that the certificates issued on their behalf shall be deposited with Dana M. Gallup, Esq. and retained subject to the following lock-up provisions. A separate escrow account for the shares will be drawn up between Dana M. Gallup, Esq. and WWI. Specifically, WWI hereby agrees during the Lock-Up Period, as hereinafter defined, it shall not directly or indirectly take any action designed to, or that may reasonably be expected to cause or result in the stabilization or manipulation of the price of any security of GREENHOLD to facilitate the sale or resale of the stock owned by WWI; or take any action whatsoever that would be intended as a transfer of that stockholder's share(s) in GREENHOLD in any direct or indirect fashion whatsoever, recognizing that the share certificate is being held under this Agreement by GREENHOLD. In the event that GREENHOLD shall secure the services of an independent transfer agent during the tenure of this Agreement, the stockholder agrees and consents to the entry of stop-transfer instructions with GREENHOLD's transfer agent against the transfer of these shares held by the stockholder, except in compliance with this Agreement.

                        ARTICLE V: LOCK-UP PERIOD DEFINED

         It is agreed and understood by WWI who will be entitled to GREENHOLD shares under this Agreement that the Lock-Up Period shall be defined and shall operate as follows:

         (1) During the first twelve (12) months commencing form the Effective Date of this Agreement, there shall be no sale of the shares of GREENHOLD.

         (2) Commencing with the thirteenth (13th) and continuing through the thirty-second (32nd) month, if a stockholder so desires and indicates to Dana M. Gallup, Esq. his or her desire to sell, then Dana M. Gallup, Esq. shall sell on the public market, if such a market exists for this stock, five percent (5%) of the number of shares owned by that stockholder, and shall continue to sell five percent (5%) of those shares each month thereafter until otherwise notified by the stockholder. If a stockholder shall elect, starting with the 13th month, not to have his or her shares sold for a particular month, that stockholder shall notify Dana M. Gallup, Esq. prior to the first (1st) day of the month of sale that the shares are not to be sold, and in such case, a certificate for that five percent (5%) of that stockholder's shares shall be issued and delivered to him or her, as the case may be, on the 5th day of the month following. In the case of any sales of stock, Dana M. Gallup, Esq. shall have the responsibility of disbursing the net sale proceeds (without interest) to the stockholder on the fifth day of the month following. This disbursement will be evenly divided between all shareholders based upon their number of shares.

                          ARTICLE VI: CHANGE OF CONTROL

         If GREENHOLD experiences a change of control, which, for the purpose of this Agreement is defined as a sale of all or substantially all of its assets to another Person (as defined below), or a merger or similar transaction which is effected in such a way that GREENHOLD is not the surviving entity or shares of its stock are to be cancelled in exchange for value (for purposes of this Agreement, "Person" shall mean an individual, a limited liability company, a partnership, a joint venture, a corporation, a trust, or an unincorporated organization and/or a governmental department or agency), then GREENHOLD agrees to release all shares held under the Lock-Up arrangement and distribute those shares to the owners thereof, at the same time.

                   ARTICLE VII: REPRESENTATIONS AND WARRANTIES

         Each corporation being a party to this Agreement represents and warrants that it has the full power and authority to enter into this Agreement and likewise, each stockholder executing Exhibit "A" attached hereto represents and warrants that he or she has full power and authority to enter into this Agreement and further agrees to execute any additional documents necessary or desirable in connection with the enforcement hereof.

                           ARTICLE VIII: GOVERNING LAW

         This Agreement is to be construed and enforced under the laws of the State of Florida and the laws of the State of Florida shall govern all issues and questions concerning this Agreement, and the exclusive venue for any action arising under this Agreement shall be Miami-Dade County, Florida.

                          ARTICLE IX: ENTIRE AGREEMENT

          This Agreement constitutes the entire agreement between the parties hereto pertaining to the subject matter hereof. There are no warranties, representations or other agreements between the parties in connection with the subject matter hereof, except as specifically set forth or referred to herein. No amendment, waiver or termination of this Agreement shall be binding unless executed in writing by the party to be bound thereby. No waiver of any provision of this Agreement shall be deemed or shall constitute a waiver of any other provision, nor shall any such waiver constitute a continuing waiver, unless otherwise expressly provided.

                             ARTICLE X: SEVERABILITY

         In case any provision in this Agreement shall be held invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions hereof will not in any way be affected or impaired thereby.

                      ARTICLE XI: THIRD-PARTY BENEFICIARIES

         Each party hereto intends that this Agreement shall not benefit or create any right or cause of action in or on behalf of any Person other than the parties.

                         ARTICLE XII: RELEASE OF SHARES

         In the event that GREENHOLD or any of its shareholders fails to abide by the terms, conditions and restrictions set forth in Articles IV, V, VI, or XIII then GREENEHOLD will, release within three (3) business days, all of the remaining shares owned by WWI's and WWI will be relieved from any of the terns, conditions and restrictions set forth in Articles IV and V.

         GREENHOLD also agrees to notify WWI immediately after such breach.

                             ARTICLE XIII: REPORTING

         GREENHOLD agrees to distribute to WWI all operational and financial information regarding GREENHOLD on a monthly basis at the beginning of each calendar month.

                            ARTICLE XIV: COUNTERPARTS

         This Agreement may be executed in any number of counterparts, and each counterpart shall constitute an original instrument, but all of which taken together shall constitute only and one and the same instrument.

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement this 24th day of January, 2001.

ATTEST:                               GREENHOLD GROUP, INC.



/s/ John D. Harris                    By: /s/ John D. Harris
--------------------------------          --------------------------------------
SECRETARY                                 PRESIDENT




ATTEST:                               WORLDWIDE INTERNET, INC.



/s/ Ray Boleri                        By: /s/ Ray Boleri
--------------------------------          --------------------------------------
SECRETARY                                 PRESIDENT

                                   EXHIBIT "A"

                     STOCKHOLDERS' CONSENT TO THE SUBSCRIBER
                  PURCHASE AND LOCK-UP AGREEMENT BY AND BETWEEN
                    GREENHOLD GROUP, INC. AND DNT (USS), INC.

         The following persons, comprising all of the stockholders of the above-referenced corporations, do hereby consent to the above-referenced Agreement dated 24th of January, 2001, and agree to abide by its terms and conditions.

         GREENHOLD GROUP, INC.


         Signature of Stockholder & Date of Execution    Number of Shares Owned

         --------------------------------------------    ----------------------


         --------------------------------------------    ----------------------



         WORLDWIDE INTERNET, INC.



         /s/ Ray Boleri                                         100
         --------------------------------------------    ----------------------


         --------------------------------------------    ----------------------